UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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AT&T Corp.

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Institutional Shareholder Services Presentation June 2005

Cautionary Language Concerning Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words "expects", "anticipates", "believes", "intends", "estimates" and similar expressions. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business combination transaction involving AT&T and SBC, including future financial and operating results and the plans, objectives, expectations and intentions of the combined. Such statements are based upon the current beliefs and expectations of the managements of AT&T and SBC and are subject to significant risks and uncertainties (many of which are difficult to predict and are generally beyond the control of AT&T and SBC) that may cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC's and AT&T's filings with SEC, which are available at the SEC's Web site http://www.sec.gov. Other than as required by applicable law, AT&T disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

In connection with the proposed transaction, SBC Communications Inc. ("SBC") has filed a registration statement (File no.: 333-123283), including a proxy statement of AT&T Corp., with the Securities and Exchange Commission (the "SEC"). Investors and AT&T shareholders are urged to read the registration statement, including the proxy statement, and other materials when they are available because they contain important information. Investors may obtain free copies of the registration statement and proxy statement, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC's Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC's Investor Relations web site (www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. AT&T Corp.'s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921. SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC's directors and executive officers is available in SBC's proxy statement for its 2005 annual meeting of stockholders, dated March 11, 2005, and information regarding AT&T Corp.'s directors and executive officers is available in AT&T's proxy statement included in the registration statement. Additional information regarding the interests of such potential participants is included in the registration and proxy statement and the other relevant documents filed with the SEC. Additional Information

Agenda Merger Background Transaction and Economics Governance Overview Summary/Q&A

Industry Operating Environment Years of overinvestment and "irrational exuberance" Severe industry overcapacity and pricing pressure Financial and operational fraud among several key players Inevitable sector meltdown ? unprecedented bankruptcies, restructurings, liquidations At the same time, rapid technology advances, and growing competition across wireline, wireless, cable and IP platforms All played out against a shifting and uncertain regulatory environment

Industry Restructuring Begins 2004/2005: Telecom industry begins long overdue consolidation Nov 2004 Feb 2004 Dec 2004 Feb 2005 AT&T withdraws from active marketing to consumer phone customers D.C. District Court Reverses UNE-P Decision Jan 2005 March 2, 2004 June 23, 2004

AT&T Historical Financial Overview Source of 2005 estimates: AT&T definitive proxy statement. EBITDA is defined as operating income plus depreciation and amortization excluding asset impairment and net restructuring and other charges. See attached non-GAAP reconciliations. Revenue (11.7%) CAGR ($ in billions) ($ in billions) $13.4 $10.7 $8.7 $6.5 $5.2 2001A 2002A 2003A 2004A 2005E (21.1%) CAGR EBITDA While AT&T has driven dramatic improvements in its cost structure, profitability remains under significant pressure, with full effect of consumer/small business withdrawal yet to come

Options to Deliver Shareholder Value Harvest Residential & Small Business Concentrated Focus on Enterprise Segment Continue aggressive cost cutting and deleveraging Return cash to shareholders through dividends Standalone Model Strategic Combination Extend product and services portfolio for both businesses and consumers Build highly diversified revenue sources Ensure financial strength needed for ongoing investment, innovation, and delivery of next-generation services Leverage operational synergies to enhance overall growth profile and SBC/AT&T's ability to deliver shareowner value over long-term After considering a standalone strategy - and holding preliminary merger talks with a number of third parties -- AT&T's Board and management viewed a strategic combination with SBC as the best path to long-term value creation for shareowners

SBC Merger Opportunity Will Create the Industry's Leading Communications Company AT&T State-of-the-art nationwide and global network Robust suite of enterprise products and services Leading business customer base Advanced capabilities in data and IP-based services and sales SBC Dense local access capabilities Extensive local broadband network - 5.6 million DSL lines Broad customer base in consumer, businesses of all sizes - 51.9 million local lines Cingular: nationwide wireless footprint and customer base - over 50 million subscribers 2004 Pro Forma Financials for Combined AT&T-SBC: Revenue: $69.5B Capex: $6.9B Operating Income: $9.6B EBITDA: $20.2B EBITDA less Capex: $13.4B Operating Margin: 13.8% Source: AT&T definitive proxy statement. Operating income and margin exclude asset impairment and net restructuring and other charges. EBITDA is defined as operating income plus depreciation and amortization excluding asset impairment and net restructuring and other charges. See attached non-GAAP reconciliations.

Transaction Summary Deal values AT&T at $16.0 (1) billion $22.0 (1) billion enterprise value AT&T shareholders will receive 16% of the economics and vote of the new company Provides a one-time $1.30 per share special dividend Provide nearly 6.0% increase in annual dividend to AT&T shareowners (2) $15 billion (present value) in operational synergies anticipated AT&T will occupy 3 board seats (1) Value from January 31, 2005 merger announcement. (2) Based on SBC's current dividend payment

January 31, merger announced AT&T gains 6.23% SBC declines 3.70% Both SBC and AT&T stocks trade in a narrow range in the weeks following the deal announcement January 27, market reacts to published merger rumors Market Rumors Impact Trading Prices News of the rumored SBC/AT&T merger was widely reported the evening of 1/26, which led to a significant increase in T's stock price on 1/27 AT&T SBC

Premium Calculation

Deal price provides a significant premium to internal & external valuations

AT&T Base Case and SBC Research Case



$26.00
$24.00
$22.00
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$24.63
$21.71
$19.15
$16.76
$15.13
$11.09
1/28/05 Price: $19.71
1/26/05 Price: $18.45
Stand Alone AT&T DCF
Combined Company DCF without Synergies
Combined Company DCF with Synergies

Wall St. Equity Analyst Estimates

Average Pre-Merger Announcement Price Target*	$14.75
Premium: Offer Price vs. Target Price	33.6%
Average Post-Merger Announcement Price Target	$20.83
Increase in Price Targets	41.2%

Note: Financial analysis by Morgan Stanley and CSFB using management's best expectations, analyst research, and publicly available information

** Most analysts used Stand-alone DCF Values*

12

Premium Calculation * Based on historical T and SBC share prices as compared to implied effective exchange ratio of 0.834x The Implied Exchange Ratio is also compelling from a historical context SBC Stock Price (Jan 28) $23.62 Exchange Ratio 0.77942x AT&T Adjusted Price $18.41 Special Dividend $1.30 Total AT&T Deal Price $19.71 Implied Exchange Ratio 0.834x Historical Exchange Ratio Implied Premium * "Unaffected" (1/26/05) 0.751x 11.2% 10-Day Average 0.767x 8.9% 1-Month Average 0.754x 10.6% 3-Month Average 0.730x 14.3% 6-Month Average 0.652x 28.0% 1-year Average 0.686x 21.7% Deal Value : Terms of the Deal :

Wall Street Reactions "We believe that the targeted cost synergies, which are primarily headcount related should be relatively easy to achieve." - John C. Hodulik, UBS "Strategic rationale for SBC / AT&T combination is compelling, in our view." - Jason Bazinet, JP Morgan "The value creating and business mix-shifting aspects of the SBC-AT&T deal are too compelling to ignore..." - Jeffrey Halpern, Bernstein & Co. "We believe that the stand-alone prospects for AT&T remain significantly more challenging, and we believe the absence of a transaction with SBC at its proposed bid price would create significant downside risk for AT&T's stock." - Michael Rollins, Citigroup Analysts react positively to news of the proposed strategic combination "We believe AT&T successfully solicited a strong bid on its assets despite its deteriorating fundamentals, and that AT&T shareholders will approve the deal without hesitation." - Mike McCormack, Bear Stearns

Governance Requirements Are Favorable To Shareholders Governance Requirements Are Favorable To Shareholders Substantial Majority of independent directors No "Poison Pill" in place Executive and officer stock ownership requirements 40% of voting shares constitute a quorum Entire Board up for election annually Shareholders may remove a director, with or without cause, by a majority vote Special meetings with 2/3 voting shareowner support Corporate Governance Factors Positive Impact SBC - AT&T

Change-in-Control Overview No economic benefit to AT&T senior executive team realized upon favorable shareowner vote Economic benefit upon single-trigger limited to accelerated options and RSU vesting and partial performance share and pro-rata bonus payouts Economic value of deal for top five corporate officers upon both single and double trigger (job loss) is approximately 0.501%* of total deal value Data assumes deal close on 12/31/05. Double trigger benefits assume termination immediately following close. * Excludes single-trigger pro-rata bonus value for senior officers not disclosed in the proxy and certain double-trigger benefits such as SERP, the continuation of welfare plans, life insurance payments, and financial counseling.

Summary SBC/AT&T combination provides the greatest opportunity for shareowner value creation. The transaction provides: An attractive premium to non-affected stock price Immediate return of value through a special $1.30 dividend A nearly 6% increase in SBC's current dividend 16% ownership in a worldwide leader in telecommunications Potential value creation through the realization of targeted synergies Substantial stake in the largest U.S. wireless services provider with 50MM subscribers Failure to complete merger leaves AT&T with limited options to secure another strategic partner and maximize shareholder value Other considered strategic alternatives offered less attractive combined economics and higher execution risks

APPENDIX: Reconciliation of Non-GAAP Measures AT&T is providing information on EBITDA and EBITDA less capital expenditures because these measures are commonly used for evaluation purposes. EBITDA and EBITDA less capital expenditures should be considered in addition to, but not lieu of, other measures of liquidity, profitability and cash flows reported in accordance with generally accepted accounting principles. Additionally, these measures may not be comparable to similarly captioned measures reported by other companies. (1) (1) Excluding asset impairment and net restructuring and other charges (1)

APPENDIX: Reconciliation of Non-GAAP Measures (1) (1) (1) (1) (1) Excluding asset impairment and net restructuring and other charges

Q&A